Exhibit 99.Bh.(xiv)

MASTER-FEEDER PARTICIPATION AGREEMENT

THIS AGREEMENT is made as of the 30th day of April, 2008, by, between and among AMERICAN FUNDS INSURANCE SERIES (the “Master Trust”), a Massachusetts business trust, AMERICAN FUNDS DISTRIBUTORS, INC., a California corporation and the Master Trust’s distributor (the “Master Distributor”) and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”), a Delaware corporation and the Master Trust’s investment adviser, and HARTFORD SERIES FUND, INC. (the “Feeder Fund”), a Maryland corporation, HL INVESTMENT ADVISORS, LLC, a Connecticut limited liability company and the Feeder Fund’s investment adviser (the “Adviser”), HARTFORD SECURITIES DISTRIBUTION COMPANY, INC., a Connecticut corporation, the Feeder Fund’s principal underwriter (the “Feeder Distributor”), and HARTFORD LIFE INSURANCE COMPANY and HARTFORD LIFE AND ANNUITY INSURANCE COMPANY, each a Connecticut corporation, acting herein for and on behalf of itself and each separate account set forth on attached Schedule A as it may be amended from time to time (collectively, “Insurance Company”).

W I T N E S S E T H:

WHEREAS, the Feeder Fund has registered with the Securities and Exchange Commission (“SEC”) as an open-end series management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and has registered with the SEC shares issued by the Feeder Fund or its series under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Master Trust has registered with the SEC as an open-end series management investment company under the 1940 Act and has registered with the SEC shares issued by its series under the 1933 Act; and

WHEREAS, the Master Trust has received a “Mixed and Shared Funding Order” from the SEC granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Master Trust to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies;

WHEREAS, the beneficial interests in the Master Trust are divided into several series, each series representing an interest in a particular managed portfolio of securities and other assets (the beneficial interests in each such series hereinafter referred to as “Shares”), which series are listed in Schedule B to this Agreement, (each, a “Master Fund”); and

WHEREAS, the Master Distributor is a broker-dealer registered with the SEC, a member of the Financial Industry Regulatory Association (“FINRA”); and

WHEREAS, each separate series of the Feeder Fund listed in Schedule C to this Agreement (each a “Feeder Series”), intends to meet its respective investment objective by investing all of its respective assets in Shares of a corresponding Master Fund with the same investment objective and strategies;

WHEREAS, the Master Trust is willing to sell Shares to the Feeder Series on the terms and conditions hereafter set forth;

WHEREAS, Insurance Company has established pursuant to applicable insurance law one or more separate accounts (each, an “Account”) for purposes of issuing certain multi-manager variable annuity contracts and/or variable life policies (the “Contracts”) and intends purchase shares of one or more Feeder Series as an investment medium for such Contracts; and.

WHEREAS, certain Feeder Series will serve as the underlying investments for the Accounts that fund the Contracts;

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE 1.  SALE OF SHARES

1.1                                 Sale of Shares. The Master Trust agrees to make Class 1 Shares of each Master Fund available indefinitely to the Feeder Series. Each Feeder Series will invest its investable assets in the applicable Master Fund and, in exchange therefor, the Master Fund will issue to the Feeder Series, Shares of the applicable Master Fund equal in value to the assets of the Feeder Series conveyed to such Master Fund (based on the net asset value of the Master Fund without the imposition of any sales charge, as calculated in accordance with the Master Trust’s then-current registration statement). Each Feeder Series may add to or reduce its investment in the applicable Master Fund from time to time. Shares shall be ordered in such quantities and at such times as determined by the Adviser to be necessary to meet the investment objectives of each Feeder Series.

The Master Trust or its Trustees (the “Trustees”) may refuse to sell Shares to a Feeder Series or the Adviser, or suspend or terminate the offering of Shares, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of a Master Fund.  Further, the Master Trust reserves the right to reject any purchase order if, in the reasonable opinion of the officers of the Master Trust or CRMC the trading activities of any Feeder Fund shareholder is, or potentially may be, harmful to the Master Trust.  In the absence of such a determination, the Master Trust will continuously offer Class 1 Shares of each Master Fund for purchase by each corresponding Feeder Series on those days on which the Master Trust calculates its net asset value pursuant to the rules of the SEC, and the Master Trust shall use its best efforts to calculate such net asset value on each day on which the New York Stock Exchange (“NYSE”) is open for trading.

1.2                                 Redemption of Shares. Subject to Section 1.3 of this Agreement, the Master Trust will redeem any full or fractional Shares in cash when requested by the Adviser on behalf of a Feeder Series in accordance with the operational procedures mutually agreed to by CRMC and the Adviser from time to time and the provisions of the Master Trust’s then-current registration statement.  The parties hereto acknowledge that each Feeder Series has the right to redeem its interests in the corresponding Master Fund at any time.  In the event that a Feeder Series redeems all of its Shares of a Master Fund, the parties agree that the applicable Master Fund shall pay the redemption in cash, provided that the Feeder Series has provided the Master Fund with at least 90 days prior written notice of such redemption order.

1.3                                 Purchase and Redemption Procedures. The Insurance Company shall be a designee of each Master Fund and each Feeder Series for receipt of purchase and redemption orders attributable to the Contracts, and receipt by such designee as of 4:00 p.m. Eastern time (or other such time the Master Trust and the Feeder Fund shall so designate) shall constitute receipt by the Master Trust and the Feeder Series, provided that the Master Fund and the Feeder Series each receives actual notice of such order by 9:30 a.m. Eastern standard time (“EST”) on the following Business Day.  “Business Day” shall mean any day on which the NYSE is open for trading and on which the Master Trust calculates a net asset value for its Shares pursuant to the rules of the SEC. Purchase and redemption orders shall be provided to the Master Trust by facsimile transmission, or by such other means as may be mutually agreed upon in writing from time to time by the parties to this Agreement.  The Master Trust may reject purchase and redemption orders that are not in proper form.  The Master Trust and CRMC shall be entitled to reasonable reliance on, and shall be fully protected from all liability in acting in reasonable reliance on, the instructions of the persons named in the list of authorized individuals attached hereto as Schedule D, or any subsequent list of authorized individuals provided to them by the Adviser in such form, without being required to determine the authenticity of the authorization or the authority of the persons named therein.

1.4                                 Payment. Purchase and redemption orders that are transmitted to the Master Trust in accordance with Section 1.3 of this Agreement will be effected in cash at the next determined net asset value after the redemption request is received by the Insurance Company as designee for each Master Fund and Feeder Series, payable in federal funds.  The Master Trust will use its best efforts to settle redemptions on the business day following the receipt of a redemption request by the Master Trust and if such next business day settlement is not practicable despite such best efforts, then as soon thereafter as practicable, and will immediately notify the Feeder Fund regarding the anticipated settlement date, which shall in all events be a date permitted under the 1940 Act.  The Feeder Fund will settle redemptions immediately upon receipt of proceeds from the Master Trust. Payments shall be made in federal funds transmitted by wire. In the event that the Feeder Fund shall fail to pay in a timely manner for any purchase order validly received by the Master Trust pursuant to Section 1.3 of this Agreement (whether or not such failure is the fault of the Feeder Fund or the Adviser), the Adviser shall hold the applicable Master Fund harmless from any losses reasonably sustained by such Master Fund as the result of the Master Trust’s acting in reliance on such purchase order.

1.5                                 Share Ownership. Issuance and transfer of Shares will be by book entry only. Stock certificates will not be issued to the Feeder Fund. Shares ordered from the Master Trust will be recorded in the appropriate title for the Feeder Series.

1.6                                 Tax Information. CRMC and the Master Trust shall provide the Adviser with initial notice of any income, dividends or capital gain distribution payable on Shares at least two days prior to ex-date.  CRMC and the Master Trust shall provide the Adviser with final notice (including the amount of distribution per share) of any such distribution no later than 3:00 p.m. EST on ex-date.  Each Feeder Series hereby elects to receive all such income dividends and capital gain distributions as are payable on Shares in additional Shares. The Master Trust shall notify the Adviser of the number of Shares so issued as payment of such dividends and distributions. CRMC shall furnish to the Adviser information regarding each applicable Feeder Series’ allocable share of income, gain, loss, deduction and credit of the Master Fund, as determined for federal income tax purposes.

1.7                                 Conflicts of Interest. The parties to this Agreement recognize that due to differences in tax treatment or other considerations, the interests of various contract owners participating in one or more of the Feeder Funds or Master Funds might, at some time, be in conflict.  Each party shall report to the other party any potential or existing conflict of which it becomes aware.  The Trustees of the Master Trust shall promptly notify the Feeder Fund of the existence of irreconcilable material conflict and its implications.

1.8                                 Net Asset Value. CRMC and the Master Trust shall make the net asset value per share for each Master Fund available to the Adviser on a daily basis as soon as reasonably practical after such net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m. EST.  CRMC and the Master Trust shall report to the Trust and Insurance Company any material error in the calculation of the net asset values, dividends or capital gain information as soon as practicable upon discovery.  In the event of any material error in the calculation or communication of net asset value, dividend or capital gain information or delay in the communication by CRMC, the Master Trust will act in accordance with its then current policies and procedures relating to error correction, which policies and procedures shall be provided to Insurance Company, Adviser and the Trust and shall be in accordance with the 1933 Act and 1940 Act (and any applicable regulations thereunder) and SEC policies regarding pricing errors, including in regards to when the party responsible for the error must compensate a fund or its shareholders for any losses.

1.9                                 Conditions Precedent. The obligations of each party hereto to consummate the transactions provided for herein are subject to all representations and warranties of the other parties contained herein being true and correct in all material respects as of the date hereof and as of the date of the transactions contemplated hereby.

ARTICLE 2.  OTHER OBLIGATIONS

2.1                                 Statements Regarding the Master Trust and Master Funds. Other than as provided for under a business agreement dated April 30, 2008 among the Insurance Company, the Feeder Distributor, CRMC and the Master Distributor (the “Business Agreement”), the Insurance Company, the Adviser, the Feeder Distributor, and the Feeder Fund shall not give any information or make any representations or statements on behalf of CRMC, the Master Trust or a Master Fund, or concerning the Master Trust or a Master Fund or CRMC, in connection with the sale of shares of the Feeder Fund or otherwise, other than information or representations contained in and accurately derived from the current registration statement for such Master Fund Shares (as such registration statement may be amended or supplemented from time to time) or in sales literature or other promotional material approved in writing by the Master Distributor or its designee, except with the written permission of the Master Distributor or its designee. The Adviser or the Insurance Company, as applicable, will furnish to the Master Distributor, a reasonable time prior to filing, drafts of amendments to the Feeder Fund’s registration statement or other filings with the SEC that reference the Master Trust or a Master Fund. The Insurance Company (or its designee), the Adviser, Feeder Distributor and the Feeder Fund, as applicable, each agrees to make such modifications to the documents described in the prior sentence as may be reasonably requested by the Master Distributor or its designee with respect to such references.

2.2                                 Statements Regarding the Feeder Fund, the Feeder Series, the Insurance Company and the Contracts. Other than as provided for under the Business Agreement, CRMC, the Master Distributor and the Master Trust shall not give any information or make any representations or statements on behalf of the Feeder Fund or a Feeder Series or the Insurance Company or its Contracts, or concerning the Feeder Fund or a Feeder Series or the Insurance Company or its Contracts, other than information or representations contained in and accurately derived from the registration statement or prospectus for the Feeder Fund or Contract (as such registration statement and prospectus may by amended or supplemented from time to time), or in materials approved in writing by the Adviser or the Insurance Company, as applicable for distribution including sales literature or other promotional materials, except with the written permission of the Adviser or the Insurance Company. The Master Distributor will furnish to the Feeder Distributor or its designee or the Insurance Company or its designee, as applicable, prior to filing, drafts of any filings with the SEC that reference the Feeder Fund or the Contracts that references the Feeder Fund or the Contracts and agrees to make such modifications to the documents as may be reasonably requested by the Feeder Distributor or its designee or the Insurance Company or its designee with respect to such references.

2.3                                 Master Fund Materials. CRMC, the Master Distributor and the Master Trust agree to provide the Adviser and the Feeder Fund’s board of directors with such written materials and access to employees as the Adviser or such board of directors may reasonably request, it being understood that CRMC is not acting in a subadvisory capacity to the Feeder Fund.  CRMC and the Master Trust will, on an annual basis upon request, make available their respective Chief Compliance Officers to answer questions and discuss their compliance activities with respect to the Master Trust and CRMC.

2.4                                 (a) The Master Trust shall pay all expenses incidental to its performance under this Agreement.  The Master Trust shall bear the expenses for the cost of registration of each Master Fund’s shares, preparation of prospectuses and statements of additional information to be sent to Feeder Fund shareholders, including the Accounts (upon request in the case of the statement of additional information), proxy statements and related materials and annual and semi-annual shareholder reports, the printing and distribution of such items to each Feeder Fund shareholder or Insurance Company Contract owner who has investments in a Feeder Fund, the preparation of all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Master Funds’ Shares subject to this Agreement.  The Master Fund will provide the Feeder Fund, at least once a year, with enough copies of its Statement of Additional Information to be able to distribute one to each Feeder Fund shareholder (including the Accounts and their related Contract owners or prospective Contract owners) who requests such Statement of Additional Information.

(b) The Feeder Fund shall bear the expenses for the cost of preparation for delivery and delivery of Master Fund prospectuses (and supplements thereto) to be sent to Feeder Fund shareholders, including the Accounts.  The Master Trust shall provide, at its expense, such documentation (in camera-ready or other mutually agreeable form) and other assistance as is reasonably necessary in order for the Feeder Fund once each year (or more frequently if the prospectus for the Master Trust is amended), and twice each year in the case of the annual and semi-annual shareholder reports, to have the prospectus or prospectuses, and the annual and semi-annual shareholder reports for the Feeder Fund and the Master Trust, printed together in one or more documents (such printing to be done at the Feeder Fund’s expense with respect to prospective investors).

ARTICLE 3 REPRESENTATIONS, WARRANTIES, COVENANTS, AND
ACKNOWLEDGMENTS

3.1                                 Representations, Warranties, Covenants, and Acknowledgments of the Adviser, the Feeder Distributor and the Feeder Fund. The Adviser, the Feeder Distributor and the Feeder Fund represent, warrant, covenant, and acknowledge that:

(a)                                 Organization. The Feeder Fund is duly organized and validly existing under the laws of the State of Maryland and has the requisite power and authority to own property and conduct business as proposed to be conducted pursuant to this Agreement.

(b)                                1933 Act Registration. The Feeder Fund, on behalf of each Feeder Series, has, or will cause to be, duly filed all registration statements and other documents (collectively, “SEC Filings”) required to be filed under the 1933 Act in connection with the registration of the shares of such Feeder Series. Such filings were prepared in accordance with applicable requirements of the 1933 Act and the rules and regulations thereunder, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each Feeder Series is purchasing Shares for its own account as a principal for investment and not with a view to resale or distribution. The Feeder Series shall not permit any other person to have any beneficial interests in the Shares (other than its shareholders, participants or other beneficiaries by virtue of their ownership of shares of or allocation of variable contract interests to the Feeder Series), and it shall not assign, transfer, convey or encumber all or any portion of the Shares purchased by it, except in accordance with the Declaration of Trust of the Master Trust.

(c)                                 1940 Act Registration.  The Feeder Fund is duly registered as an open-end management investment company under the 1940 Act.

(d)                                Tax Status.  The Adviser is aware that each Master Fund has the status of a regulated investment company for U.S. federal income tax purposes.

(e)                                 Proxy Voting. On any matter in which a vote of holders of Shares is sought, with respect to which a Feeder Series is entitled to vote, the Feeder Fund will either seek instructions from the holders of the Feeder Series’ securities and vote on the matter in accordance with such instructions, or the Feeder Fund will vote the Shares of a Master Fund held by its Feeder Series in the same proportion as the vote of all other holders of Shares of such Master Fund.

(f)                                   Other Shareholders. Shares of each Master Fund are offered to other parties, and purchase and redemption activity by such other parties may affect the investment results of such Master Fund.

(g)                                Each Feeder Series and the Adviser will comply in all material respects with all applicable laws and regulations, including, without limitation, the 1933 Act and the 1940 Act and the rules and regulations thereunder.

3.2                                 Representations and Warranties of CRMC, the Master Trust and Master Distributor. CRMC, the Master Trust and the Master Distributor each represents, warrants and acknowledges that:

(a)                                 Organization. The Master Trust is duly organized and validly existing under the laws of the Commonwealth of Massachusetts as a business trust. Each Master Fund is a duly and validly designated series of the Master Trust. The Master Trust has the requisite power and authority to own property and conduct its business as proposed to be conducted pursuant to this Agreement.

(b)                                1933 Act Registration. Shares of each Master Fund are duly registered under the 1933 Act.  The Master Trust, on behalf of each Master Fund, has duly filed all registration statements and other documents required to be filed under the 1933

Act in connection with the registration of the Shares. Such filings were prepared in accordance with applicable requirements of the 1933 Act and the rules and regulations thereunder, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)                                 1940 Act Registration. The Master Trust is duly registered as an open-end management investment company under the 1940 Act.  The Master Trust’s 1940 Act registration statement was prepared in accordance with the requirements of the SEC, and does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Master Distributor will furnish to the Adviser, promptly following filing, any amendments to the Master Trust’s 1940 Act registration statements that relate to the applicable Master Fund.

(d)                                Management.  Each Master Fund will be managed in accordance with the objective(s), policies and restrictions set forth in each Master Fund’s registration statement.  CRMC, the Master Distributor and the Master Trust will provide the Adviser, Feeder Distributor and Insurance Company ninety (90) days prior notice of any material changes affecting any Master Fund, including but not limited to, (a) fund objective change, (b) anticipated fund mergers/substitutions, (c) no action or exemptive requests from the SEC, (d) fund name changes, (e) fund adviser or sub-adviser changes; and/or (f) conditions or undertakings that affect the rights or obligations of the Feeder Distributor and/or Insurance Company hereunder.  Each Master Fund and CRMC will comply in all material respects with all applicable laws and regulations, including, without limitation, the 1933 Act and the 1940 Act and the rules and regulations thereunder.

(e)                                 Diversification. Each Master Fund will at all times comply with Section 817(h) of the Internal Revenue Code of 1986, as amended, (the “Code”) and Treasury Regulation §1.817-5 or any other regulations promulgated under Section 817(h), as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications or successor provisions to such Section or Regulations.  CRMC will notify the Adviser and the Feeder Fund immediately upon having a reasonable basis for believing that a Master Fund has ceased to comply with the Section 817(h) diversification requirements.  To the extent that a Master Fund ceases to so qualify, CRMC and the Master Trust each represents and warrants that the Master Fund and CRMC will use their best efforts to take all steps necessary to adequately diversify the affected Master Fund so as to achieve compliance within the grace period afforded by Treasury Regulation §1.817-5.

(f)                                   Shares of the Master Funds may be offered to separate accounts of various insurance companies and to other registered investment companies in addition to the Feeder Fund.  The Master Trust represents, warrants and covenants that no shares of a Master Fund shall be sold to the general public in contravention of Section 817 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”) or to any other person who would render the

Insurance Company ineligible to look through to the assets of each Master Fund for purposes of compliance with Section 817 of the Code.  The Master Trust agrees to maintain each Master Fund’s qualification as a “regulated investment company” under the Code.  The Master Trust will provide Feeder Fund and the Adviser with securities holdings reports for each Master Fund within 20 business days after the end of each calendar quarter.

(g)                                The Master Trust will furnish to the Adviser, the Feeder Fund and the Insurance Company such information with respect to the Master Trust in such form and signed by such of its officers as the Adviser, the Feeder Fund or the Insurance Company may reasonably request, and will warrant that the statements therein contained when so signed will be true and correct.  The Master Trust will advise the Adviser, the Feeder Fund and the Insurance Company immediately of: (1) the issuance by the SEC of any stop order suspending the effectiveness of the registration statement of the Master Trust or the initiation of any proceeding for that purpose; (2) the institution of any proceeding, investigation or hearing involving the offer or sale of the Master Trust of which it becomes aware; or (3) the happening of any material event, if known, which makes untrue any statement made in the registration statement of the Master Trust or which requires the making of a change therein in order to make any statement made therein not misleading.

(h)                                Tax Status. The Master Trust and each Master Fund is taxable as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”).  The Master Trust agrees to maintain each Master Fund’s qualification as a RIC, and each will notify Insurance Company and the Adviser immediately upon having a basis for believing that the Master Trust or a Master Fund has ceased to so qualify or that the Master Trust or a Master Fund might not so qualify in the future.

3.3                                 Representations and Warranties of the Insurance Company. The Insurance Company represents, warrants and acknowledges that:

(a)                                 Each Account has been established pursuant to applicable insurance law for purposes of issuing the Contracts and the Insurance Company has or will register each Account (unless the Account is exempt from such registration) with the SEC as a unit investment trust under the 1933 Act and the 1940 Act.

(b)                                Each Contracts is or will be registered by the Insurance Company (unless exempt from such registration) with the SEC for offer and sale and will be in compliance with all applicable laws prior to being offered for sale.

(c)                                 The Insurance Company will be responsible for assuring that each Account calculates pass-through voting privileges of Contract owners in a manner consistent with the method of calculating pass-through voting privileges set forth in the Contract.

ARTICLE 4.  INDEMNIFICATION

4.1                                 Indemnification by the Feeder Distributor, the Adviser and the Insurance Company. The Adviser, the Feeder Distributor and the Insurance Company agree to indemnify and hold harmless

CRMC, the Master Distributor, the Master Trust and each of their respective Trustees, directors, officers, employees, agents and affiliates, and each person, if any, who controls CRMC, the Master Trust or the Master Distributor within the meaning of Section 15 of the 1933 Act (collectively the “Indemnified Parties” for purposes of this Section 4.1, each of whom, to the extent not a party to this Agreement, shall be a third-party beneficiary hereof) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser, the Feeder Distributor and the Insurance Company) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), as incurred, to which such Indemnified Parties may become subject under any statute or regulation, or common law or otherwise, insofar as such Losses:

(a)                                 arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement, prospectus or statement of additional information for the Feeder Fund or an Account or any amendment or supplement to any of the foregoing), or in sales literature generated by or (with respect only to statements in said sales literature regarding a Feeder Fund, the Adviser, the Feeder Distributor or the Insurance Company) approved by the Adviser, Feeder Distributor, the Feeder Fund or the Insurance Company (collectively, “Feeder Documents” for the purposes of this Article 4), or arise out of or are based upon the omission or the alleged omission to state in the Feeder Documents a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Adviser, the Feeder Distributor, the Feeder Fund or the Insurance Company by or on behalf of CRMC, the Master Distributor or the Master Trust specifically for use in Feeder Documents; or

(b)                                arise out of wrongful conduct of the Adviser, Feeder Distributor, the Feeder Fund, the Insurance Company or persons under their control, with respect to the sale or acquisition of shares of the Feeder Fund or Contracts; or

(c)                                 arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Master Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to CRMC, the Master Distributor or the Master Trust by or on behalf of the Adviser, the Feeder Distributor, the Feeder Fund or the Insurance Company specifically for their use therein; or

(d)                                arise out of or result from any material breach of this Agreement by the Adviser, the Feeder Distributor, the Feeder Fund or the Insurance Company.

4.2                                 Indemnification by CRMC and the Master Distributor. CRMC and the Master Distributor agree to indemnify and hold harmless the Adviser, the Feeder Distributor, the Feeder Fund, the Insurance Company and each of their respective directors, officers, employees, agents and affiliates, and each person, if any, who controls the Feeder Fund, the Adviser, the Feeder Distributor or the Insurance Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 4.2 each of whom, to the extent not a party to this Agreement, shall be a third-party beneficiary hereof) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of CRMC,  the Master Distributor and the Master Trust) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), as incurred, to which such Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

(a)                                  arise out of or are based upon any untrue statements or alleged untrue statement of any material fact contained in the registration statement for the Master Trust (or any amendment or supplement thereto) or in sales literature generated by or (with respect only to statements in said sales literature regarding the Master Trust or a Master Fund, CRMC or the Master Distributor) approved by the Master Distributor or its designee, (collectively, “Master Documents” for the purposes of this Article 4), or arise out of or are based upon the omission or the alleged omission to state in the Master Documents a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to CRMC, the Master Distributor or the Master Trust by or on behalf of the Adviser, the Feeder Distributor, the Feeder Fund or the Insurance Company specifically for use in Master Documents; or

(b)                                 arise out of wrongful conduct of CRMC, the Master Distributor, the Master Trust or persons under their control, with respect to the sale of shares of the Master Trust; or

(c)                                  arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Feeder Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Adviser, Feeder Distributor, the Feeder Fund or the Insurance Company by or on behalf of CRMC, the Master Distributor or the Master Trust specifically for their use therein; or

(d)                                 arise out of or result from any material breach of this Agreement by CRMC, the Master Distributor or the Master Trust.

(e)                                  arise out of or result from any material failure by the Master Trust to comply with the terms and policies of its registration statement – including, but not limited to, each Master Fund’s investment objective, policies and restrictions.

4.3                                 Bad Faith. None of the Adviser, the Feeder Distributor, the Feeder Fund, the Feeder Series or the Insurance Company, or CRMC, the Master Distributor or the Master Trust shall be liable under the indemnification provisions of Section 4.1 or 4.2, as applicable, with respect to any Losses incurred or assessed against any Indemnified Party to the extent such Losses arise out of or result from such Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party’s duties under this Agreement or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

4.4                                 Notice. None of the Adviser, the Feeder Distributor, the Feeder Fund, the Feeder Series or the Insurance Company, or CRMC, the Master Distributor, the Master Trust or the Master Funds shall be liable under the indemnification provisions of Section 4.1 or 4.2, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have first notified the party against whom indemnification is sought.  Such notification shall be in writing and shall be delivered promptly  after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability that it may have to the Indemnified Party in the absence of Sections 4.1 and 4.2.

4.5                                 Participation. In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

4.6                                 Contribution. If the indemnification provided for in this Article 4 is for any reason, other than pursuant to the terms hereof, held to be unavailable to an Indemnified Party in respect of any Losses (or actions in respect thereof) referred to in this Article 4, then, in order to provide for just and equitable contribution, each indemnifying party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (or actions in respect thereof), in such proportion as is appropriate to reflect the relative fault of the indemnifying and Indemnified Parties in connection with the statements, actions or omissions that resulted in such Losses (or actions in respect thereof). If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative fault but also the relative benefits received by the indemnifying and Indemnified Parties from the transactions at issue. CRMC, the Master Distributor, the Adviser, the Insurance Company and the Feeder Distributor agree that it would not be just and equitable if contribution pursuant to this Section 4.6 were determined by pro rata allocation or by any other method of allocation not taking into account the equitable considerations referred to above in this section. The amount paid or payable by an Indemnified Party as a result of the Losses (or actions in respect thereof) referred to above in this section shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The relative fault of each Indemnified Party, on the one hand, and an indemnifying party, on the other hand, shall be determined by reference to, among other things, whether the Losses relate to information supplied by, or action or omission within the control of, the indemnifying party or the Indemnified Party and the relative parties’ intent, knowledge, access to information and opportunity to correct or prevent the act, statement or omission that gave rise to the Losses. Upon the occurrence of any Losses for which contribution hereunder may be required, the contributor shall reimburse the party entitled to contribution promptly upon establishment by the party entitled to contribution by the contributor of the Losses incurred. No party shall be liable for contribution in connection with settlement with respect to Losses without its written consent.

ARTICLE 5.  TERMINATION

5.1                                 Termination without Cause. This Agreement may be terminated in whole or in part by any party for any reason, without the payment of any penalty, by 90 days’ advance written notice to the other parties (the “Notice Period”), provided that such termination shall be effective with respect to the Feeder Fund and the Master Trust upon the later to occur of the end of the Notice Period or full redemption by the applicable Feeder Series of any interests held in the respective Master Fund.

5.2                                 Termination by CRMC, the Master Distributor and the Master Trust for Cause. This Agreement may be terminated without prior notice, at the option of CRMC, the Master Distributor and the Master Trust, upon any finding or ruling against the Adviser, the Feeder Distributor or the Feeder Fund by a court or FINRA, the SEC, or any other regulatory body regarding the Adviser’s, the Feeder Distributor’s or the Feeder Fund’s duties under this Agreement or related to the sale of shares of the Feeder Fund, or any settlement of any proceedings or undertaking to any regulatory body that would, in CRMC’s, the Master Distributor’s or Master Trust’s reasonable judgment, materially impair the Adviser’s, the Feeder Distributor’s or the Feeder Fund’s ability to meet and perform its obligations and duties hereunder.

5.3                                 Termination by the Adviser, the Feeder Distributor, the Insurance Company and the Feeder Fund for Cause. This Agreement may be terminated in whole or in part without prior notice, at the option of the Adviser, the Feeder Distributor, the Insurance Company and/or the Feeder Fund, upon any finding or ruling against CRMC, the Master Distributor or the Master Trust by a court or FINRA, the SEC, or any other regulatory body regarding CRMC’s or the Master Distributor ‘s duties under this Agreement or related to the sale of Shares, or any settlement of any proceedings or undertaking to any regulatory body that would, in the Adviser’s, the Feeder Distributor’s, the Insurance Company’s and/or the Feeder Fund’s reasonable judgment, materially impair CRMC’s, the Master Distributor’s or the Master Trust’s ability to meet and perform its obligations and duties hereunder.

5.4                                 Termination due to Material Adverse Circumstance. This Agreement may be terminated by any party, at its option, if such party shall reasonably determine, in its sole judgment exercised in good faith, that either (1) the Adviser, the Feeder Distributor, the Insurance Company, CRMC or the Master Distributor, as the case may be, shall have suffered a material adverse change in its business or financial condition or (2) the Feeder Fund or the Master Trust, as the case may be, shall have been the subject of adverse publicity that is likely to have a material adverse impact upon the business and operations of such other party.

5.5                                 Date of Termination. In the event of a termination of this Agreement pursuant to Sections 5.2, 5.3 or 5.4, the parties shall promptly in good faith mutually agree on a date on which the Feeder Fund will redeem all interests held by its Feeder Series in the applicable Master Fund, and this Agreement shall terminate with respect to such Feeder Series and the Master Trust on the next day following such date.  The foregoing notwithstanding, the Master Trust shall continue to make available additional Shares of any Master Fund pursuant to the terms and conditions of this Agreement, to the extent necessary for each Feeder Series to be able to continue to make its shares available for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”).  Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in any Feeder Series, redeem investments in the any Feeder Series and/or invest in any such Feeder Series upon the making of additional purchase payments under Existing Contracts

5.6                                 Survival. The provisions of Articles 3, 4 and 5 shall survive the termination of this Agreement.

5.7                                 Separate Agreement. This Agreement shall constitute a separate agreement with respect to each Feeder Series and each Master Fund. The termination of this Agreement with respect to a Feeder Series shall not, except as otherwise provided herein, constitute a termination of this Agreement with respect to the other Feeder Series and Master Funds.

ARTICLE 6.  NOTICES

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to CRMC:

Capital Research and Management Company

333 S. Hope Street, 55th Floor

Los Angeles, CA 90071

Attention:  Michael J. Downer, Senior Vice President and Legal Counsel,

Fund Business Management Group, and Secretary

Facsimile No.: 213-486-9041

If to the Master Distributor:

American Funds Distributors, Inc.

333 S. Hope Street, 55th Floor

Los Angeles, CA 90071

Attention:  Kenneth R. Gorvetzian, Senior Vice President and Senior Counsel,

Fund Business Management Group

Facsimile No.: 213-486-9041

If to the Master Trust:

American Funds Insurance Series

333 S. Hope Street, 55th Floor

Los Angeles, CA 90071

Attention:  Michael J. Downer, Senior Vice President and Legal Counsel,

Fund Business Management Group, and Secretary

Facsimile No.: 213-486-9041

If to the Adviser:

HL Investment Advisors, LLC

200 Hopmeadow Street

Simsbury, CT 06089

Attention: Edward P. Macdonald, Esq.

Facsimile No.: 860-843-8665

If to the Feeder Distributor:

Hartford Securities Distribution Company, Inc.

200 Hopmeadow Street

Simsbury, CT 06089

Attention: Edward P. Macdonald, Esq.

Facsimile No.: 860-843-8665

If to the Feeder Fund:

Hartford Series Fund, Inc.

c/o Hartford Administrative Services Company

500 Bielenberg Drive

Woodbury, MN 55125

Attention: Tami Fagely, Vice President

Fax No.: 651-738-0996

If to the Insurance Company:

Hartford Life Insurance Company

Hartford Life and Annuity Insurance Company

200 Hopmeadow Street

Simsbury, CT 06089

Attention:  General Counsel

Facsmile No.: 860-547-4721

ARTICLE 7.  MISCELLANEOUS

7.1                                 License Agreement. Subject to the terms and conditions set forth herein, Master Distributor hereby grants to the Feeder Distributor, each Feeder Series and Insurance Company (each, a “Licensee” and collectively the “Licensees”) a limited, non-exclusive right and license to use the words “American Funds” (the “Licensed Trademark”) in the name of the Feeder Funds.  This grant is non-transferable and does not include the right to sublicense.  Master Distributor warrants that it owns or has the right to license the Licensed Trademark hereunder and that Licensee’s use of the Licensed Trademark, as permitted by this paragraph, shall not violate any trademark or other intellectual property rights of any third party.

(a)                                  Except for the limited rights expressly granted herein, all right, title and interest in and to the Licensed Trademark shall be owned by and remain with Master

Distributor.  All use of the Licensed Trademark by the Licensees shall inure to the benefit of Master Distributor.  Nothing contained in this Agreement shall restrict or restrain Master Distributor or its affiliates in any fashion whatsoever from the right to use, register and/or further license or sublicense the Licensed Trademark.

(b)                                 Licensees shall not exceed the scope of the license set forth in this Section.  Licensees acknowledge the prestige, high reputation and goodwill associated with the Licensed Trademark and agree that, in order to preserve the prestige, reputation and goodwill associated with the Licensed Trademark, the usages by Licensees, and the products in connection with which such usages are permitted, shall meet the same standards of quality as heretofore in effect with respect to such products and usages of Master Distributor.  (c) Licensees shall not (i) use or allow others to use the Licensed Trademark in any way which would tend to allow it to become generic, lose its distinctiveness, become liable to mislead the public, or be materially detrimental to or inconsistent with the good name, goodwill, reputation and image of Master Distributor; or (ii) use or cause or authorize to be used the Licensed Trademark in a manner that is likely to cause confusion with the products, services and business of Master Distributor.  In no event shall Licensees use the Licensed Trademarks in their corporate name or their affiliates’ corporate names.  Licensees shall, after the expiration of this Agreement, abide by and comply with the requirements of applicable trademark law with respect to its use of the Licensed Trademark or any similar trademarks, service mark or trade name.

(c)                                  Licensees shall mark the Licensed Trademark with the symbols ® or ™ as directed by Master Distributor.

(d)                                 Licensees recognize the ownership of Master Distributor and its affiliates of the Licensed Trademark and agrees that they will not (i) challenge the title or any rights of Master Distributor or its affiliates in and to the Licensed Trademark or (ii) claim or assert any right, title or interest in the Licensed Trademark or in any trademark including a Licensed Trademark as a part thereof, other than pursuant to the rights expressly granted to Licensees by this Agreement.

(e)                                  In event that the Licensed Trademark is infringed upon by a third party, Master Distributor shall have the sole right to sue for infringement and to recover and retain any and all damages.  Master Distributor is in no way obligated to initiate suit against alleged infringers of the Licensed Trademark.  Licensees shall reasonably cooperate with Master Distributor or its affiliates, at Master Distributor’s cost and expense, when any such suit is brought by Master Distributor or its affiliates or defended by Master Distributor unless such suit is caused by an act or omission of Licensees in which case the cost of such litigation shall be paid by Licensees.  Licensees shall notify Master Distributor of any infringement of the Licensed Trademark of which it has knowledge.  If Master Distributor refuses to stop or prohibit a third party infringement and such infringement materially impacts Licensees’ rights or benefits under any Business Agreements, Licensees may initiate suit to stop such infringement at Licensees’ expense, provided the relevant Licensee obtains the written consent of Master Distributor, which consent shall not be unreasonably withheld.  Any damages recovered will inure to the benefit of Master Distributor once the Licensee(s) in question have recovered all of their expenses associated with, or losses directly arising from, the suit.

(f)                                    The license to the Licensed Trademark granted hereunder shall terminate on first to occur of the following:  (i) automatically upon termination of this agreement (subject to a reasonable transition period as mutually agreed upon by the parties hereto) or (ii) automatically if Licensee is insolvent pursuant to applicable federal or state laws, files a voluntary petition for bankruptcy, or has an involuntary petition for bankruptcy filed against it which is not dismissed within thirty (30) days, or is admitted to the benefits of any procedure for the settlement of debts or an assignment for the benefit of its creditors, or if a receiver or trustee is appointed for a substantial portion of Licensee’s assets.

7.2                                 Confidentiality.  The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by one party to one or more of the other parties regarding its business and operations. All confidential information provided by a party hereto, including any non-public personal information within the meaning of SEC Regulation S-P and the Gramm-Leach-Bliley Act, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior written consent of such providing party.  Without limiting the foregoing, no party hereto shall disclose any information that another party has designated as proprietary.  The foregoing shall not be applicable to any information that is required to be disclosed by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

7.3                                 Headings and Captions. The headings and captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

7.4                                 Expenses. Unless stated otherwise herein, all costs and expense associated with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

7.5                                 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

7.6                                 Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

7.7                                 Governing Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Connecticut, without reference to the choice of law provisions thereof, and shall be subject to the provisions of the 1933 and 1940 Acts, and the rules, regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

7.8                                 Governmental Authorities. Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, state insurance departments and FINRA) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Each party shall use its best efforts to provide the other party with reasonable notice of any governmental investigation or inquiry relating to this Agreement or the transactions contemplated hereby of which it has knowledge.

7.9                                 Cumulative Rights and Remedies. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

7.10                           Non-Exclusivity. The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

7.11                           Non-Assignability. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written approval of each other party.

7.12                           Amendment. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties.

7.13                           No Waiver. No failure or delay by a party in exercising any right or remedy under this Agreement will operate as a waiver thereof and no single or partial exercise of rights shall preclude a further or subsequent exercise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

7.14                           Several Liability. Notwithstanding anything to the contrary herein, or in any agreement or understanding related to this Agreement, any liability for Losses of a Feeder Series and any obligation or liability to indemnify an Indemnified Party shall be the several, and not the joint and not the joint and several, obligation or liability of the Feeder Series to which the obligation or liability relates, and no other Feeder Series shall have any obligation or liability for any Losses or indemnification attributable to the acts or omissions of any other Feeder Series.

7.15                           Disclaimer of Shareholder and Trustee Liability. CRMC, the Master Distributor and the Master Trust each understands that the obligations of the Feeder Fund under this Agreement are not binding upon any director or shareholder of the Feeder Fund or any series thereof personally, but bind only the Feeder Fund or the applicable Feeder Series and the applicable Feeder Series’ property.  The Master Distributor and the Master Trust each represents that it has notice of the provisions of the Articles of Incorporation of the Feeder Fund disclaiming director and shareholder liability for acts or obligations of the Feeder Fund.

The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders (except CRMC if it is a shareholder) of the Series individually, but bind only the Series’ assets.  When seeking satisfaction for any liability of the Series in respect of this Agreement, the Feeder Series, Insurance Company and the Adviser agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.  Notwithstanding the foregoing, if Insurance Company, Feeder Series or the Adviser seek satisfaction for any liability of the Series in respect of this Agreement, they may seek recourse against CRMC.

7.16                           Entire Agreement.  Except as otherwise provided in regard to that certain Business Agreement dated of even date herewith by and among the parties, this Agreement, including any Exhibits hereto, constitutes the entire agreement by and among the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral with respect to such matters.  The parties mutually acknowledge that this Agreement represents the collective drafting efforts of each party and therefore any ambiguity should not be interpreted against the interests of any party.

Signatures on Following Page

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as of the date and year first above written.

HL INVESTMENT ADVISORS, LLC		HARTFORD LIFE INSURANCE
COMPANY
By its authorized officer,		On its behalf and each Account named in Schedule A, as may be amended from time to time

By its authorized officer,

By:	/s/ Robert Arena	By:	/s/ Robert Arena
Title: Manager and Senior Vice President		Title: Senior Vice President

HARTFORD SECURITIES DISTRIBUTION COMPANY, INC.		HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
By its authorized officer,		On its behalf and each Account named in Schedule A, as may be amended from time to time

By its authorized officer,

By:	/s/ Robert Arena	By:	/s/ Robert Arena
Title: Director and Senior Vice President /		Title: Senior Vice President
Business Line Principal

HARTFORD SERIES FUND, INC.		CAPITAL RESEARCH AND MANAGEMENT COMPANY
By its authorized officer,

By:	/s/ Robert Arena	By:	/s/ Catherine M. Ward
Title: Vice President		Its: Senior Vice President

AMERICAN FUNDS INSURANCE SERIES		AMERICAN FUNDS DISTRIBUTORS, INC.

By its authorized officer,

By:	/s/ Steven I. Koszalka	By:	/s/ David M. Givner
Its: Secretary		Its: Secretary

SCHEDULE A

Hartford Life Insurance Company and Hartford Life and Annuity Insurance Company Separate Accounts:

Hartford Life Insurance Company Separate Account 3

Hartford Life and Annuity Insurance Company Separate Account 3

Hartford Life Insurance Company Separate Account 7

Hartford Life and Annuity Insurance Company Separate Account 7

SCHEDULE B

AMERICAN FUNDS INSURANCE SERIES

Asset Allocation Fund

Blue Chip Income & Growth Fund

Bond Fund

Global Bond Fund

Global Growth & Income Fund

Global Growth Fund

Global Small Cap Fund

Growth Fund

Growth-Income Fund

International Fund

New World Fund

SCHEDULE C

HARTFORD SERIES FUND, INC.

American Funds Asset Allocation HLS Fund

American Funds Blue Chip Income & Growth HLS Fund

American Funds Bond HLS Fund

American Funds Global Bond HLS Fund

American Funds Global Growth & Income HLS Fund

American Funds Global Growth HLS Fund

American Funds Global Small Cap HLS Fund

American Funds Growth HLS Fund

American Funds Growth-Income HLS Fund

American Funds International HLS Fund

American Funds New World HLS Fund

SCHEDULE D

Persons Authorized to Act on Behalf of the Adviser

CRMC, the Master Distributor, the Master Trust and their agents are authorized to rely on instructions from the following individuals on behalf of the Adviser on its own behalf and on behalf of the Feeder Fund and the Feeder Series:

Tamara Fagely

Vice President / Treasurer

Mark Annoni

Asst Vice President / Asst Treasurer

Marilyn Orr

Asst Vice President / Asst Treasurer

Sharon Leis

Asst Director

John Padden

Asst Director

Tony Majkozak

Manager

Andrea St. George

Manager

Jared Johnson

Manager